                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           ENSERCH EXPLORATION INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           ENSERCH EXPLORATION INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

LOGO

ENERGY SQUARE II
4849 GREENVILLE AVENUE
DALLAS, TEXAS 75206

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Enserch Exploration, Inc.:

  The Annual Meeting of the Shareholders of Enserch Exploration, Inc. will be held at 301 South Harwood Street, Dallas, Texas, on Tuesday, May 14, 1996, at 2:00 p.m., for the following purposes:

    1. To elect a Board of Directors;

    2. To consider and act upon such other business as may be properly presented to the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business March 15, 1996, as the record date for determination of the shareholders of Common Stock entitled to notice of and to vote at the meeting or any adjournment thereof.

  A form of Proxy, a Proxy Statement, and the Company's 1995 Annual Report to Shareholders accompany this Notice of Annual Meeting.

  IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                     By Order of the Board of Directors,

                                              Michael G. Fortado
                                         Vice President and Corporate
                                                  Secretary

March 29, 1996

LOGO

PROXY STATEMENT

                              GENERAL INFORMATION

  At year end 1994, pursuant to a plan for the reorganization of Enserch Exploration Partners, Ltd. ("EP")(a publicly held master limited partnership), Enserch Exploration, Inc. (the "Company"), through a series of transactions, acquired all of the operating properties of EP in exchange for shares of Common Stock of the Company (the "Reorganization"). The information in this Proxy Statement relates to the first meeting of shareholders since the Company's Common Stock began trading publicly on January 3, 1995.

  This Proxy Statement is being mailed on or about March 29, 1996, to shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 14, 1996, at 301 South Harwood Street, Dallas, Texas. The persons named as proxies were selected by the Board of Directors of the Company. The enclosed proxy may be revoked at any time before it is exercised by filing with the Corporate Secretary an instrument revoking it; by submitting a subsequently dated proxy; or by appearing at the meeting and voting in person.

  If you do not expect to be present at the Annual Meeting in person, please promptly sign the accompanying proxy and return it in the enclosed envelope.

  The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement, and Proxy, and the cost of further solicitation are to be borne by the Company. Solicitations may further be made by directors, officers, and regular employees of the Company, without additional compensation, by use of the mails, telephone, facsimile transmission, or by personal interview.

  Holders of the Company's Common Stock of record at the close of business on March 15, 1996, (the "Record Date") are entitled to vote at the meeting. On the Record Date, the Company had outstanding 125,927,727 shares of Common Stock having a par value of $1.00 per share. Each share of Common Stock is entitled to vote at the forthcoming Annual Meeting of Shareholders.

  The holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast at this meeting is required for the election of directors. Other than a matter for which a specified portion of the shares entitled to vote is required by statute, any other matter submitted for approval would require the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting, and voted for or against. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but not for the purposes of determining the outcome of any matter submitted to the shareholders for a vote. The inspectors of election will treat broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

  The Company had outstanding on the Record Date fifteen (15) shares of Adjustable Rate Cumulative Preferred Stock, Series A. The holders of the Preferred Stock do not have voting rights except under certain conditions which are not now present.

                             ELECTION OF DIRECTORS

  Directors are elected to hold office until the next annual election and until their successors shall have been duly elected and shall qualify. It is intended that the votes of the persons designated as proxies in the accompanying proxy will be cast for the nominees named below unless contrary instructions are set forth on the proxy. In the event any nominee for director is not available for election as contemplated due to circumstances not now known, it is the intention of the proxies named in the enclosed proxy to vote for such other person as the Board of Directors may nominate. In accordance with the Company's Bylaws, the Board of Directors has fixed the number of directors of the Company to be four.

  The following biographical information sets forth the name, age, principal occupation or employment during the past five years, Board committee membership, certain other directorships held by each nominee for director, and the period during which he has served as a director of the Company.

D. W. BIEGLER
Chairman and Chief Executive Officer, ENSERCH Corporation and Enserch Exploration, Inc.

  Mr. Biegler, age 49, is Chairman and Chief Executive Officer of the Company and ENSERCH Corporation ("ENSERCH"). Prior to his election to his present position with ENSERCH in 1993, he served Lone Star Gas Company, the utility division of ENSERCH, as President from 1985 and as Chairman from 1989 and was elected President and Chief Operating Officer of ENSERCH in 1991. He previously served as Chairman and Chief Executive Officer of the managing general partner of EP from 1992 until its conversion into the Company beginning in 1995. He served as Chairman and Chief Executive Officer of the Company from its formation in September of 1994 until June 20, 1995, and was reelected to such position as of February 1, 1996. Mr. Biegler is a Director of ENSERCH, Texas Commerce Bank National Association, and Trinity Industries, Inc. He has been a Director of the Company since its formation in late 1994.

FREDERICK S. ADDY
Retired Executive Vice President, Amoco Corporation

  Mr. Addy, age 64, is retired Executive Vice President, Chief Financial Officer, and Director of Amoco Corporation, an international integrated oil and gas company. Mr. Addy has been a Director of the Company since 1995 and is Chairman of the Compensation Committee and a member of the Audit Committee. He is a Director of ENSERCH; Baker, Fentress & Company; and The Pierpont Funds.

B. A. BRIDGEWATER, JR.
Chairman, President and Chief Executive Officer, Brown Group, Inc.

  Mr. Bridgewater, age 62, is Chairman, President and Chief Executive Officer, and Director, Brown Group, Inc., a footwear company. Mr. Bridgewater has been a Director of the Company since 1995 and serves as Chairman of the Audit Committee and is a member of the Compensation Committee. He is a Director of ENSERCH, Boatmen's Bancshares, Inc., FMC Corporation, and McDonnell Douglas Corporation.

GARY J. JUNCO
President and Chief Operating Officer, Enserch Exploration, Inc.

  Mr. Junco, age 46, has been President and Chief Operating Officer of the Company since its formation in September 1994. He previously served as President and Chief Operating Officer of the managing general partner of EP from January 1991 until its conversion into the Company at the beginning of 1995. He has been a director of the Company since its formation in late 1994.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The Company is aware of the following beneficial owners, as of December 31, 1995, of more than 5% of its Common Stock.

      NAME AND ADDRESS                          NUMBER OF SHARES  PERCENT
      OF BENEFICIAL OWNER(/1/)                 BENEFICIALLY OWNED OF CLASS
      ------------------------                 ------------------ --------
      ENS Holdings Limited Partnership(/2/)        53,336,434       42.4%
      Enserch Exploration Holdings, Inc.(/3/)      13,883,529       11.0
      ENSERCH Corporation(/4/)                     37,795,365       30.0

----------
(1) The address for each party is 300 South St. Paul, Dallas, Texas 75201.
(2) ENS Holdings Limited Partnership, a Texas limited partnership, is trustee (the "Trustee") of the ENS Holding Trust, a Texas trust (the "Trust") of which ENSERCH is the beneficiary. ENS Holdings I, Inc., the general partner (the "Trustee GP") of the Trustee and ENS Holdings II, Inc., the sole limited partner of the Trustee, are each wholly owned subsidiaries of ENSERCH. The Trustee has voting and dispositive power with respect to the 53,336,434 shares of the outstanding Common Stock owned by the Trust and may be deemed to beneficially own those shares. ENSERCH has the power to revoke the Trust by giving not less than 90 days' prior notice of revocation. Upon termination of the Trust, the assets in the Trust (including any shares of Common Stock in the Trust at that time) would be distributed to ENSERCH. Actions of the Trustee are effected by the Trustee GP in its capacity a general partner of the Trustee.
(3) Enserch Exploration Holdings, Inc. ("EEH") is a wholly owned subsidiary of ENSERCH.
(4) ENSERCH has sole voting and dispositive power with respect to 37,795,365 shares of the Common Stock and, by virtue if its ownership of the securities of EEH, the Trustee and the Trustee GP, may be deemed to share voting and dispositive power with respect to the 67,219,963 shares of Common Stock shown in the table as owned by EEH and the Trust. ENSERCH, therefore, may be deemed to owned beneficially, directly or indirectly, 105,015,328 shares of Common Stock.

  ENSERCH intends to cause its shares to be voted in favor of the nominees for election to the Board of Directors listed herein. Since the holders of Common Stock do not have cumulative voting rights and since the shares of ENSERCH and its affiliates represent more than 50% of the outstanding shares of Common Stock entitled to be voted at the meeting, ENSERCH will be able to elect the entire Board of Directors.

STOCK OWNERSHIP OF MANAGEMENT AND BOARD OF DIRECTORS

  Each director, the named executive officers, and all directors and executive officers as a group, reported beneficial ownership as of the Record Date of Common Stock of the Company and ENSERCH Corporation as follows:

                                ENSERCH EXPLORATION, INC.                ENSERCH CORPORATION
                                -------------------------                -------------------
                                   NUMBER OF                    NUMBER OF
                                    SHARES                       SHARES        PERCENT
                                 BENEFICIALLY      PERCENT     BENEFICIALLY      OF
      NAME                        OWNED(/1/)       OF CLASS     OWNED(/2/)      CLASS
      ----                       ------------      ----------   ------------    -------
      D. W. Biegler              29,816(/3/)(/5/)     *         293,029(/4/)      *
      Frederick S. Addy           2,000               *           4,143           *
      B. A. Bridgewater, Jr.      1,000               *           4,643           *
      G. J. Junco                41,956(/3/)          *          91,627(/4/)      *
      J. T. Williams             62,500(/3/)          *              54(/4/)      *
      R. L. Kincheloe             3,500(/3/)          *          65,516(/4/)      *
      B. K. Irani                 3,500(/3/)          *          30,404(/4/)      *
      J. P. McCormick             2,000               *          21,637(/4/)      *
      All Directors and Execu-
       tive Officers
       as a Group               147,834(/3/)          *         511,065(/4/)      *

--------
*   Less than 1%.

(1) The number of shares owned includes shares held in the ENSERCH Corporation Employee Stock Purchase and Savings Plan and restricted shares awarded under the Enserch Exploration, Inc. 1994 Stock Incentive Plan, where applicable.
(2) The number of shares owned includes shares held in the ENSERCH Corporation Employee Stock Purchase and Savings Plan and restricted shares awarded under the ENSERCH Corporation 1991 Stock Incentive Plan, where applicable.
(3) The totals include shares of Common Stock of the Company subject to stock options exercisable within 60 days of the Record Date: D. W. Biegler 3,750 shares; G. J. Junco 6,250 shares; J. T. Williams 35,000 shares; R. L. Kincheloe 1,000 shares; B. K. Irani 2,500 shares; and all directors and executive officers as a group 48,500 shares.
(4) The totals include shares of Common Stock of ENSERCH subject to stock options exercisable within 60 days of the Record Date: D. W. Biegler 201,250 shares; G. J. Junco 73,250 shares; R. L. Kincheloe 53,150 shares;
    B. K. Irani 22,350 shares; J. P. McCormick 20,375 shares; and all directors and executive officers as a group 370,375 shares.
(5) Does not include 105,015,328 shares beneficially owned by ENSERCH and its affiliates in which Mr. Biegler, as authorized by the Board of Directors of ENSERCH, has sole voting power.

BOARD COMMITTEES

  The standing committees of the Board of Directors are the Audit Committee and Compensation Committee. The Board of Directors does not have a Nominating Committee. Nominees for directors are designated by the full Board.

  The functions of the Audit Committee include meeting periodically with the independent and internal auditors; reviewing annual financial statements and the independent auditors' work and report thereon; reviewing the independent auditors' report on internal controls and related matters; selecting and recommending to the Board of Directors the appointment of the independent auditors; reviewing the letter of engagement and statement of fees which pertain to the scope of the annual audit and certain special audit and non-audit work which may be required or suggested by the independent auditors; receiving and reviewing information pertaining to internal audits; directing and supervising special investigations; and performing any other functions deemed appropriate by the Board of Directors. The Audit Committee met once during 1995.

  The function of the Compensation Committee is to establish, approve, or recommend to the Board of Directors, in those instances where its approval is required, the compensation and major items related to compensation of directors and of officers and other employees whose annual base compensation exceeds a certain amount as determined by the Board of Directors. The Committee also administers the Company's 1994 Stock Incentive Plan. The Compensation Committee met two times in 1995.

  During 1995, the Board of Directors met five times. No director attended fewer than 75 percent of the aggregate of the total number of Board meetings and meetings of a committee on which he served.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The table below sets forth annual compensation, long-term compensation, and all other compensation paid by the Company and its subsidiaries for services rendered during the periods shown for each individual serving as the chief executive officer and each of the other four most highly compensated executive officers in 1995 (the "named executive officers"). The information presented does not include periods prior to 1995 since EP, as a partnership, did not have employees and no compensation was paid to any of the named executive officers by the Company prior to January 1, 1995.

                          SUMMARY COMPENSATION TABLE

                            ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                          -----------------------              --------------------------------
                                                                      AWARDS          PAYOUTS
                                                               --------------------- ----------
                                                     OTHER                SECURITIES
                                                     ANNUAL    RESTRICTED UNDERLYING LONG-TERM   ALL OTHER
   NAME AND PRINCIPAL                             COMPENSATION   STOCK     OPTIONS   INCENTIVE  COMPENSATION
      POSITION(1)         YEAR SALARY($) BONUS($)     ($)      AWARDS (#)    (#)     PAYOUTS($)    ($)(3)
   ------------------     ---- --------- -------- ------------ ---------- ---------- ---------- ------------
D. W. Biegler             1995        0        0        0          (2)      15,000        0             0
 Chairman and Chief Ex-
 ecutive Officer
G. J. Junco               1995  300,000  163,125        0          (2)      25,000        0         3,125
 President and Chief Op-
 erating Officer
B. K. Irani               1995  191,042   81,755        0           0       10,000        0         3,125
 Senior Vice President,
 Production and
 Engineering Division
R. L. Kincheloe           1995  240,000      900        0           0        4,000        0        33,365
 Senior Vice President,
 Offshore and
 International
J. P. McCormick           1995  113,750   57,642        0           0            0        0         1,125
 Senior Vice President
 and Chief Financial
 Officer
J. T. Williams            1995  227,323  124,564        0          (2)      35,000        0        72,759
 Vice Chairman and Chief
 Executive
 Officer

---------
(1) D. W. Biegler's principal employment is Chairman and Chief Executive Officer of ENSERCH. He served as Chairman and Chief Executive Officer of the Company from September, 1994 through June 20, 1995, when J. T. Williams was elected as Vice Chairman and Chief Executive Officer effective June 20, 1995. Mr. Williams resigned as Vice Chairman and Chief Executive Officer of the Company effective February 1, 1996, and D. W. Biegler was reelected Chief Executive Officer effective February 1, 1996. In 1995, Mr. Biegler received no compensation from the Company other than awards of performance-based restricted stock and stock options as reported herein and no allocation or other charge was made to the Company for his services. Mr. McCormick was employed by the Company on June 1, 1995.
(2) The performance-based restricted stock awards to named executive officers under the 1994 Stock Incentive Plan are subject to performance based criteria. Performance-based restricted stock awards in 1995 to the named executive officers are reported under the "Long-Term Incentive Plan Awards" table, and reference is made to such table for information on the number of restricted shares awarded in 1995. At December 31, 1995, the number and value of the aggregate restricted stock holding for each of the persons named above were as follows: D. W. Biegler: 10,000 shares, $116,250; G. J. Junco: 15,000 shares, $174,375; and J. T. Williams 25,000 shares, $290,625. Dividends are payable on restricted shares at the same rate as would be paid to all shareholders.
(3) Consists of Company contributions to the Employee Stock Purchase and Savings Plan. Also includes accruals for deferred compensation payable upon retirement, death or disability retirement pursuant to a Special Supplemental Compensation Plan of ENSERCH for Mr. Kincheloe of $28,865. Also includes the amount payable to Mr. Williams for credited service in 1995 for a special executive retirement payment ("SERP") pursuant to his employment contract.

OPTION GRANTS TABLE

  The table below shows, for each of the named executive officers, certain information with respect to options granted in 1995 under the 1994 Stock Incentive Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    PERCENTAGE
                                     OF TOTAL
                        NUMBER OF    OPTIONS
                       SECURITIES   GRANTED TO
                       UNDERLYING   EMPLOYEES  EXERCISE PRICE            GRANT DATE
                         OPTIONS    IN FISCAL       PER       EXPIRATION  PRESENT
        NAME          GRANTED(1)(#)    YEAR    SHARE($/SH)(2)    DATE     VALUE(3)
        ----          ------------- ---------- -------------- ---------- ----------
   D. W. Biegler         15,000        8.67%       $ 9.75      02/14/05   $87,604
   G. J. Junco           25,000       14.45%         9.75      02/14/05   146,006
   B. K. Irani           10,000        5.78%         9.75      02/14/05    58,403
   R. L. Kincheloe        4,000        2.31%         9.75      02/14/05    23,361
   J. P. McCormick            0        0.00%          --            --        --
   J. T. Williams(4)     35,000       20.23%        14.50      06/20/05   289,275

----------
(1) Options are exercisable in stages of 25% on the first through the fourth anniversaries of the grant. Options become fully vested in the event of a change in control as defined in the plan.
(2) Fair market value on the date of grant.
(3) Represents the hypothetical present value of the option determined using Black-Scholes Option Valuation Method based upon the terms of the option grant and the Company's stock price as of the date of the grant. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised and there is no assurance that the value ultimately realized will be at or near the value estimated by the Black-Scholes Option Valuation Method. The assumptions used to arrive at the values shown are as follows: Risk Free Interest Rate of 7.78% (6.63% for Mr. Williams) based on the ten year Treasury bond rate on the date of the grant, Stock Price Volatility of 27.80% (29.10% for Mr. Williams) based on the historical return volatility using weekly stock prices over the prior three years, no dividend yield, and Date of Exercise on the expiration date of February 14, 2005 (June 20, 2005, for Mr. Williams).
(4) The stock option agreement covering the options granted to Mr. Williams have provisions specified in his employment agreement that vary from the others listed. The options held by Mr. Williams became fully vested following his resignation on February 1, 1996.

AGGREGATED OPTION EXERCISE TABLE

  The table below shows, for each of the named executive officers, the information specified with respect to exercised, exercisable and unexercisable options under all existing stock option plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED         IN-THE-MONEY
                                               OPTIONS AT                OPTIONS AT
                     SHARES                 DECEMBER 31, 1995         DECEMBER 31, 1995
                    ACQUIRED    VALUE              (#)                       ($)
                   ON EXERCISE REALIZED ------------------------- -------------------------
       NAME            (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----        ----------- -------- ----------- ------------- ----------- -------------
  D. W. Biegler          0         0          0        15,000           0        $28,125
  G. J. Junco            0         0          0        25,000           0         46,875
  B. K. Irani            0         0          0        10,000           0         18,750
  R. L. Kincheloe        0         0          0         4,000           0          7,500
  J. P. McCormick        0         0          0             0           0              0
  J. T. Williams         0         0          0        35,000           0              0

LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE

  The table below shows for each of the named executive officers, certain information with respect to awards of performance-based restricted stock made pursuant to the Company's 1994 Stock Incentive Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS UNDER
                                   PERFORMANCE       NON-STOCK PRICE BASED PLANS(/1/)
                                     PERIOD       ---------------------------------------
                      NUMBER OF UNTIL MATURATION  THRESHOLD(/2/) TARGET(/2/) MAXIMUM(/2/)
         NAME          SHARES    OR PAYOUT(/3/)        (#)           (#)         (#)
         ----         --------- ----------------- -------------- ----------- ------------
   D. W. Biegler       10,000   01/01/95-12/31/97       500        10,000       10,000
   G. J. Junco         15,000   01/01/95-12/31/97       750        15,000       15,000
   B. K. Irani              0                             0             0            0
   R. L. Kincheloe          0                             0             0            0
   J. P. McCormick          0                             0             0            0
   J. T. Williams(4)   25,000   07/01/95-06/30/98     1,250        25,000       25,000

----------
(1) Performance-based restricted shares have been awarded and will be earned at the end of a three-year performance period based upon the three year total shareholder return of the Company compared to the weighted average of the total shareholder return of the Dow Jones Oil-Secondary Index. Regular cash dividends are paid on the restricted shares prior to vesting at the same rate as paid to all shareholders. All restrictions are lifted in the event of a "change in control" and are subject to allocation in the event of retirement, disability or death during the performance period.
(2) All shares are earned if at the end of the performance term the Company's total shareholder return is at or above 110% of the weighted average of the peer group. For each percentage point that the Company's total shareholder return is below 110% of the weighted average of the peer group but above 100%, 2.5% of the shares will be forfeited and for each percentage point below 100%, 5% of the shares will be forfeited with no shares earned below 85%.
(3) Shares earned at the end of the three-year performance period will remain restricted, subject to continued employment for two additional years.
(4) The restricted stock agreement covering the performance-based restricted shares issued to Mr. Williams have provisions specified in his employment agreement that vary from the others listed in the table. His resignation on February 1, 1996 resulted in the restrictions being lifted and the shares delivered to him.

PENSION PLAN TABLE

  Employees of the Company participate in The Retirement and Death Benefit Program of ENSERCH Corporation and Participating Subsidiaries (the "Program") and the ENSERCH Income Restoration Plan (the "Restoration Plan"). The table below illustrates the amount of annual compensation benefit payable on a normal retirement basis beginning at normal retirement age to a person in specified average salary and years-of-service classifications under the Program, the Restoration Plan, and any annuities previously purchased in satisfaction of pension obligations.

                              PENSION PLAN TABLE

                                          YEARS OF SERVICE
                   --------------------------------------------------------------
REMUNERATION(/1/)     15       20       25       30       35       40       45
-----------------  -------- -------- -------- -------- -------- -------- --------
 $275,000          $ 69,272 $ 92,362 $115,453 $138,543 $161,634 $168,509 $175,384
  350,000            88,959  118,612  148,265  177,918  207,571  216,321  225,071
  425,000           108,647  144,862  181,078  217,293  253,509  264,134  274,759
  500,000           128,334  171,112  213,890  256,668  299,446  311,946  324,446
  575,000           148,022  197,362  246,703  296,043  345,384  359,759  374,134
  650,000           167,709  223,612  279,515  335,418  391,321  407,571  423,821
  725,000           187,397  249,862  312,328  374,793  437,259  455,384  473,509
  800,000           207,084  276,112  345,140  414,168  483,196  503,196  523,196

----------
(1)Highest average covered compensation over any consecutive five year period.

  Covered compensation under the Program includes base wages and annual-performance based bonuses. The credited years of service under the Program, as of February 29, 1996, for Messrs. Junco, Irani, Kincheloe, McCormick, and Williams are 18.8, 21.1, 37.5, 4.6, and 0.6 years, respectively, and the highest average covered compensation during any consecutive five-year period for each of them is $344,364, $190,174, $236,984, $191,095, and $620,000,
respectively. In 1995, the Company did not make any contribution or incur any charge regarding the retirement of Mr. Biegler, as a non-compensated executive officer of the Company. The normal retirement benefit is in the form of a benefit guaranteed for ten years and life thereafter and is not subject to any deduction for Social Security or other offset amounts.

COMPENSATION OF DIRECTORS

  Directors are compensated by an annual retainer fee of $16,000 plus $1,000 for each board or committee meeting attended with a maximum of $1,800 if more than one meeting is held on the same day. In addition, a $1,500 per annum fee is paid for services on a Board Committee, with an additional $750 per annum paid to the Chairman of a Board Committee. Directors who are also officers of the Company do not receive fees.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Messrs. Junco, Irani and McCormick have executed change in control agreements with the Company that provide certain benefits in the event their employment is terminated subsequent to a change in control of the Company (as defined in the Agreements). The Agreements are for continuous three-year terms until terminated by the Company upon specified notice and continue for three years following a change in control of the Company. The Agreements provide that if the officer is terminated or if the officer elects to terminate employment under certain circumstances, within three years following a change in control of the Company, the officer shall be entitled to a lump-sum severance payment of three times the sum of the officer's base salary and target bonus (but not in excess of the aggregate base salary that could be earned up to the officer's normal retirement date), a prorated bonus in the year of termination, the value over exercise price of certain unexercised stock options, a three-year continuation of employee benefits, the equivalent of two years of service credit under the retirement program, and reimbursement of certain legal fees, expenses, and any excise taxes. Mr. Kincheloe has executed a similar agreement but with a reduced amount payable because he has passed his normal retirement date.

  Mr. Kincheloe is a participant in a Special Supplemental Compensation Plan of ENSERCH Corporation providing upon retirement for deferred compensation over a 10-year period equal to 150% of his salary at the time of retirement.

  In connection with the Company's acquisition of DALEN Corporation in June 1995, Mr. Williams entered into an employment contract with the Company providing for his employment as Vice Chairman and Chief Executive Officer for a term of five years with a minimum annual salary of $400,000 plus an annual incentive bonus reasonably expected to equal 55% of his minimum annual salary, and provisions relating to the grant of stock options and award of performance-based restricted stock. The contract also provided for a SERP equal to the sum of his minimum annual salary plus one-half of incentive cash compensation paid for the three-year period prior to retirement multiplied by 2.5% multiplied by the years of credited service with the Company (with credited service credited monthly on the basis of two months of credit for each one month of employment during the first five years and one month for each one month of employment thereafter). The contract contains termination provisions pursuant to which Mr. Williams' resignation of employment on February 1, 1996, resulted in a lump sum payment equal to the minimum salary, bonus and SERP payable for the remaining term of the contract plus maintenance of certain other employee benefits. Such payment will be reported as compensation in the proxy statement covering the year 1996.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                         COMPENSATION COMMITTEE REPORT

  The Board of Directors delegates responsibility for executive compensation to the Compensation Committee. No member of the Committee is a former officer or employee of the Company or any of its subsidiaries and no member of the Committee participates in the compensation described in the following report. The Committee retains its own consultant to advise on matters related to executive compensation. The following is the Committee's report on executive compensation for 1995.

  In determining executive compensation, the Committee is guided by three primary objectives:

  . Offer incentive for business success by putting a significant portion of each executive's total pay at risk, based on company performance observing in the short term desirable operating results and, in the long term, total shareholder return.

  . Attract and keep outstanding executives by providing compensation opportunities consistent with those observed in the Company's industry for similar positions.

  . Encourage career service by providing retirement income consistent with industry practice.

  Other than the award of stock options and Performance-Based restricted stock as described in the tables, Mr. Biegler was not compensated by the Company in 1995. Mr. Biegler's cash compensation was from ENSERCH Corporation, owner of 83.4% of the Company, with no allocation or other charge in 1995 for his services made to the Company. Mr. J. T. Williams was employed as Vice Chairman and Chief Executive Officer at mid-year, in association with the Company's acquisition of DALEN Corporation of which he served as Chief Executive Officer, and his compensation was negotiated as part of an employment contract concluded at the time of the purchase. Mr. Williams resigned from the Company in 1996.

  Salary levels for the other named executive officers are based upon assessment of each individual's performance, experience and value in attaining corporate financial and strategic objectives and are set within salary ranges based on surveys of prevailing practice with the mid-point targeted for the expected level of performance, experience and value. The Committee, in its salary decisions, is guided by these comparative data, and by the annual rate of salary movement in industries in which the Company competes for executives. The

Company compares its annual cash payments (both salary and annual incentive) for named executive officers to recognized annual surveys of practice both in its industry and in industry generally. General industry practice is observed from Management Compensation Service's (MCS) annual survey of executive compensation (385 companies participated in 1995). Gas and petroleum industry practice is observed from surveys conducted by the American Gas Association and by a major national consulting firm. Together they constitute a statistically valid data base for this purpose and the Committee is guided by it. Many of the companies in the MCS survey are in the S&P 500; the industry specific surveys used include many of those companies found in the performance graph's Dow Jones Oil-Secondary Index. The sole use of the smaller number of companies in that peer group would produce pay data comparisons that are not statistically meaningful or useful for the purpose of salary comparisons, nor does the group of companies in that peer group include necessarily all of the companies that are the most direct competitors for executive talent.

  During 1995, the aggregate salaries of the named executive officers summed to an amount equal to 16.6% above the sum of the size-adjusted median survey salaries for their positions. Two of the named executive officers received salary increases during 1995, which, on an annualized basis, amounted to 6.2% of the named executive officers' aggregate salaries.

  It is the practice of the Company, which is endorsed and effected by the Committee, to encourage both desirable annual operating results and long term total shareholder return by annual incentive opportunities that put an important portion of total pay at risk subject to the achievement of financial and operating goals. The portion of compensation at risk is intentionally higher at higher levels in the Company. Consequently much of a named executive officer's compensation is at risk, with potential annual and long-term incentives, at target levels, placing up to 50% of total compensation opportunity at risk. The Committee also considers comparative data when determining the potential size of both annual and long-term incentive awards.

  The named executive officers, other than Mr. Biegler, participate in the Company's Performance Incentive Plan. The level of this opportunity is designed to be consistent with industry practice. The target awards in 1995 ranged from 30% to 55% of salary. In 1995, Plan awards required the achievement of goals set by our Committee at the beginning of the year including operating income attainment and reserve finding-cost effectiveness. Funding, based on results, could have ranged from zero to 150% of the target awards.

  Named executive officers, other than Messrs. Biegler and Kincheloe, received incentive awards for 1995 for meeting certain goals established by the Company. Because the operating income goal was not met, no payment was made for that goal. Achievement of the goal for the cost of reserve additions resulted in partial awards for Messrs. Junco and Irani that ranged up to 50% of target. Total annualized cash payments (salary plus annual incentive) for the named executives summed to 87% of the median survey observations.

  The Company in 1995 offered additional incentive for stock price growth and total shareholder return through the award of Performance-Based restricted stock under the 1994 Stock Incentive Plan, in which Messrs. Biegler, Williams and Junco participated, and stock options under the 1994 Stock Incentive Plan, in which all named executive officers participated. Performance-Based restricted stock and stock option awards to them in 1995 and options held at year end are described in the Tables. The awards of Performance-Based restricted stock are subject to forfeiture in whole or in part unless specific goals which have been determined by the Compensation Committee are achieved. The goals compare the three year total shareholder return of the Company to the Dow Jones Oil-Secondary Index used in the performance graph in the Proxy Statement. In addition, after the three year goals are met, the restricted stock is subject to a requirement of continued employment for two more years. Awards in 1995 were made to achieve the earlier stated objective of causing a significant portion of each executive's total pay to be at risk and dependent on total shareholder return primarily through stock price growth as well as the objective of keeping outstanding executives by providing compensation opportunities similar to those provided in the Company's industry. The Company had not made any previous awards of stock options or Performance-Based restricted stock. The Committee considered the objective that the executive have an important incentive for stock price gain. In determining the size of Performance-Based restricted stock and stock option awards, the Committee used its discretion and was not bound by any pre-adopted formulas.

  The Company encourages career employment and it is endorsed by our Committee. Its retirement benefits are an essential part of that policy. They are described, for the named executive officers, in the Pension Plan Table. The Committee periodically reviews executive retirement benefits to ensure that they continue to meet the Company's needs and are consistent with good corporate practice.

  No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code. In the event that any new compensation programs are proposed in the future, it is expected that they will be structured with a view toward qualifying for deductibility just as was the 1994 Stock Incentive Plan. The Committee does not anticipate that current compensation levels will result in loss of any tax deductibility.

  Mr. Biegler served as Chief Executive Officer from September 30, 1994 to June 20, 1995. Mr. Biegler received no cash compensation in 1995 from the Company. Mr. Biegler received a Performance-Based restricted stock award and an award of stock options. The size of both awards was based on comparative data. Mr. Williams served as Chief Executive Officer from June 20, 1995 to February 1, 1996. Mr. Williams' salary was not increased during 1995. It was 18% above the market median observed for that position. Mr. Williams' annual incentive award for 1995 was determined by his contract and he received a Performance-Based restricted stock award and stock option award pursuant to his contract. The size of both awards was based on comparative data. Neither Mr. Biegler nor Mr. Williams exercised options in 1995 or realized any option gain.

                                          Compensation Committee

                                           Frederick S. Addy, Chairman
                                           B. A. Bridgewater, Jr.

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Composite Stock Index and the Dow Jones Oil-Secondary Index since the Company's stock first began trading. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at January 3, 1995, the date the Company's stock first began trading, and that all dividends are reinvested. The publicly traded units of EP for the period prior to 1995 are not included in the performance graph because such partnership interest was valued on a different basis from the Common Stock currently traded and any comparisons would be inappropriate.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                     LOGO

                                     JANUARY 3, 1995 DECEMBER 31, 1995
   -------------------------------------------------------------------
      Enserch Exploration, Inc.            100              115
      S&P 500                              100              138
      Dow Jones Oil-Secondary Index        100              115

                    SUPPLEMENTAL INFORMATION REGARDING THE
              ENSERCH EXPLORATION, INC. 1994 STOCK INCENTIVE PLAN

  Prior to the distribution of shares of Common Stock following the Reorganization, the 1994 Stock Incentive Plan of Enserch Exploration, Inc. (the "1994 Plan") was adopted by the written consent of the Company's sole shareholder. Pursuant to Rule 16b-3(b) under the Securities Exchange Act of 1934, substantially the same information concerning such plan is being furnished below as would be required to be disclosed by the rules and regulations in effect under Section 14(a) of said Act.

Description of 1994 Plan

  The purpose of the 1994 Plan is to promote the long-term success of the Company by providing a means through which the Company and its subsidiaries can create incentives for performance which benefit shareholders and also attract and retain key employees who can contribute materially to that success. This purpose will be accomplished under the 1994 Plan by the grant of non-qualified stock options ("Options") to purchase shares of Common Stock ($1.00 par value) of the Company ("Shares") and the award of Shares which are subject to vesting based on the achievement of performance criteria or the lapse of time ("Restricted Stock").

  The 1994 Plan is administered by the Board of Directors acting through its Compensation Committee.

  Under the 1994 Plan, grants of Options and awards of Restricted Stock shall be confined to those persons whom the Committee, in its sole discretion, select who can make a meaningful contribution to the Company's success and who are (a) officers of the Company, whether or not such officers are directly compensated by the Company for their services (including an officer who may also be a director of the Company), or (b) persons in managerial or other key positions in the Company. There currently are 14 officers and 21 other persons participating in the 1994 Plan. Non-employee directors are not eligible to participate in the 1994 Plan.

  A maximum of 2,000,000 shares of the Company's Common Stock, subject to adjustment in the event of certain changes in the capital structure of the Company, are authorized to be issued under the 1994 Plan. Such Shares may be authorized but unissued Shares or Shares held in the Company's treasury. If an Option or an award of Restricted Stock is forfeited (where the forfeiting participant received no benefits of stock ownership), expires or terminates before being exercised, the Shares covered thereby will be available for subsequent Options or Restricted Stock awards within the maximum number stated above.

  The maximum number of Options that can be granted to any one individual during any calendar year shall not exceed 80,000 shares, subject to adjustment as provided in the 1994 Plan.

  The purchase price of Shares acquired upon exercise of an Option under the 1994 Plan may not be less than the fair market value of the Common Stock on the date the Option is granted.

  The term of an Option granted under the 1994 Plan is ten years, except in the case of termination of employment in which event, unless otherwise determined by the Compensation Committee, the 1994 Plan provisions specify an earlier expiration date of the Option depending upon the circumstances of termination. Each Option may only be exercised to the extent that such Option is vested. Optionees vest separately in each Option granted in accordance with a schedule determined by the Compensation Committee, which unless otherwise determined by the Committee is as follows:

                           NUMBER OF YEARS EMPLOYED                      PERCENT
                      FOLLOWING THE GRANT OF THE OPTIONS                 VESTED
                      ----------------------------------                 -------
      Under one.........................................................    0%
      At least one but less than two....................................   25%
      At least two but less than three..................................   50%
      At least three but less than four.................................   75%
      Four or more......................................................  100%

  Notwithstanding the above schedule, an Optionee becomes 100% vested in each Option upon termination of employment by reason of death, disability, or by retirement at or after age 60; upon the sale of a subsidiary to an unaffiliated company such that the Optionee no longer is employed by the Company or a subsidiary; or if the Compensation Committee determines, in its sole discretion, that acceleration of the Option vesting schedule would be desirable for the Company. Options can also become 100% vested in certain circumstances of merger or consolidation and in the event of a "change in control" as defined by the 1994 Plan.

  Options may be exercised with cash or by the surrender of shares of Common Stock previously acquired by the Optionee and held for at least six months. Any applicable federal, state or local tax withholding requirements may be satisfied in cash or by the retention of Shares by the Company in amounts and in the manner determined by the Compensation Committee. No Optionee shall have any rights as a shareholder of the Company with respect to any Shares prior to the date of issuance of the certificate or certificates for such Shares.

  An award of Restricted Stock may be granted under the 1994 Plan, either at no cost to the recipient or for such cost as may be required by law or otherwise as determined by the Compensation Committee. The terms and conditions of the Restricted Stock will be specified at the time of the grant. Restricted Stock may not be disposed of by the recipient until the restrictions specified in the award expire. The Compensation Committee will determine at the time of the award what rights, if any, the person to whom an award of Restricted Stock is made will have with respect to Restricted Stock during the restriction period, including the right to vote the Shares and the right to receive any dividends or other distributions applicable to the Shares.

  Performance-based Restricted Stock awards to Executive Officers must provide for such objective performance goals as the Compensation Committee shall establish based on total shareholder return, total shareholder return compared to a peer group specified by the Compensation Committee, earnings per share, operating unit income, or reserve finding effectiveness. The maximum number of Shares that may be awarded to any Executive Officer with respect to all performance periods beginning in any calendar year shall not exceed 50,000 Shares, subject to adjustment as provided in the 1994 Plan. In the event of a merger or "change in control" of the Company, all restrictions on the Restricted Stock are automatically lifted.

  The 1994 Plan will terminate on November 5, 2004. The Plan provisions will continue after termination for the purpose of governing Options theretofore granted and to govern all awards of Restricted Stock until all restrictions have lapsed or such Shares have been forfeited. All Options granted under the 1994 Plan are not transferable by the Optionee during the Optionee's lifetime.

  The Board of Directors may amend or terminate the 1994 Plan at any time except that no amendment shall, without the approval of shareholders, (i) increase the maximum number of shares with respect to which Options may be granted or awards of Restricted Stock may be made or increase the limitations on the amount of individual Option grants and Restricted Stock awards, except to recognize changes in capitalization of the Company, (ii) reduce the Option price below the fair market value of the Shares on the date of grant, or (iii) change the eligibility provisions of the 1994 Plan. The Board may not, without the consent of the holder of an Option or a holder of a Restricted Stock award, alter or impair any Option previously granted or any Restricted Stock previously awarded except as authorized in the 1994 Plan.

  Since its adoption, awards of performance-based Restricted Stock and grants of Options have been made to certain key persons. The following table sets forth as to performance-based Restricted Stock the dollar value and the total number of shares of performance-based Restricted Stock that have been awarded to date and the number of Options granted and Exercise Price for each of the years 1995 and 1996 to (i) each named executive officer, (ii) all current executive officers as a group and (iii) all employees (including all current officers who are not executive officers) as a group. The dollar value of the shares of performance-based Restricted Stock is based on the per share market price of the Common Stock at the beginning of the performance period relating to each award of the performance-based Restricted Stock. All future awards of Restricted Stock and grant of Options are at the sole discretion of the Committee and presently are not determinable. Non-employee directors are not eligible to participate in the 1994 Plan.

                               NEW PLAN BENEFITS

                               PERFORMANCE-
                                   BASED                   OPTIONS
                                RESTRICTED    -----------------------------------
                                   STOCK            1995               1996
                              --------------- ----------------   ----------------
                                       NUMBER
                               DOLLAR    OF   NUMBER  EXERCISE   NUMBER  EXERCISE
                               VALUE   SHARES GRANTED  PRICE     GRANTED  PRICE
      NAME AND POSITION       -------- ------ ------- --------   ------- --------
D. W. Biegler................ $275,625 25,000 15,000   $9.75      20,000  $9.75
 Chairman and Chief Executive
  Officer
G. J. Junco..................  384,375 35,000 25,000    9.75      50,000   9.75
 President and Chief
  Operating Officer
B. K. Irani..................       --     -- 10,000    9.75      30,000   9.75
 Senior Vice President,
 Production and Engineering
 Division
R. L. Kincheloe..............       --     --  4,000    9.75       5,000   9.75
 Senior Vice President,
 Offshore and International
J. P. McCormick..............       --     --      0      --      20,000   9.75
 Senior Vice President and
 Chief Financial Officer
J. T. Williams...............  337,500 25,000 35,000   14.50           0     --
 Vice Chairman and Chief
 Executive Officer
Executive Group..............  997,500 85,000 89,000   11.62(1)  135,000   9.75
Non-Executive Officer
 Employee Group..............  143,250 13,000 84,000   10.17(1)  141,500   9.75

--------
(1)Weighted average exercise price.

  The closing price of the Company's Common Stock on March 20, 1996, was $10.25 per share.

Tax Consequences

  The Company has been advised by counsel that, under existing law, the material federal income tax consequences of the issuance and exercise of Options and the grant of Restricted Stock under the 1994 Plan may be summarized as follows:

  No income will be recognized by an Optionee who has been granted an Option, and no deduction will be allowed to the Company at the time the Option is granted. Upon the exercise of an Option with cash, the Optionee generally will recognize ordinary income equal to the excess of the fair market value as of the date of exercise of the Shares purchased over the Option price. Upon the exercise of an Option by tendering previously acquired Common Stock, the Optionee generally will recognize income equal to the fair market value as of the date of exercise of the number of acquired Shares exceeding the number of Shares of Common Stock tendered (the "Excess Shares").

  If the Optionee pays the Option price in cash, the tax basis of the acquired Shares will be their fair market value on the date of exercise. If the Optionee pays the Option price by the exchange of previously acquired Common Stock, the tax basis of the acquired Shares will be (1) to the extent of the number of shares of Common Stock exchanged, the same as the Optionee's adjusted tax basis in the exchanged shares and (2) to the extent of the Excess Shares, the fair market value of those Shares on the date of exercise.

  If a participant in the Plan receives a grant of Restricted Stock, the federal income tax consequences will depend on the nature of the restrictions. In general, the fair market value of the Shares will not be taxable to the recipient until the year in which the Shares are freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the current fair market value of the Shares is treated as ordinary income to the recipient. The recipient may elect, however, to recognize income when the Shares are received, rather than when the Shares are freely transferable or are no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the Restricted Stock. After the recipient recognizes ordinary income on the Restricted Stock, the tax basis of the Shares will be their fair market value on the date the ordinary income was recognized. If an individual disposes of Shares acquired either by the exercise of an Option for cash or previously acquired Common Stock or as a result of a grant of Restricted Stock, the individual will recognize gain (or, under certain conditions, loss) in the year of such disposition equal to the difference between (a) any amount realized on the disposition and (b) the adjusted tax basis in the Shares disposed of. The gain (or loss) will be a long-term capital gain (or loss) if more than one year has elapsed between the date income was recognized and the date of disposition and if the Shares were capital assets in the hands of the individual.

  In general, when an individual recognizes ordinary income with respect to shares acquired by the exercise of an Option or as a result of a grant of Restricted Stock, the Company will be entitled to an income tax deduction in an amount equal to the ordinary income recognized by the individual, provided that all applicable federal income tax withholding requirements are satisfied and that the amount qualifies as an ordinary and necessary business expense to the Company.

  The Company may not deduct compensation of more than $1 million that is paid in a taxable year to an individual who, on the last day of the taxable year, is the Company's chief executive officer or one of its four highest-paid officers for that year. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that compensation attributable to Options and performance-based Restricted Stock will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit.

  The vesting of Options and Restricted Stock as a result of a Change in Control (as defined in the Plan) can under certain circumstances be determined to be "parachute payments" under the federal income tax laws. In general, if the present value of all "parachute payments" to a qualified individual (any one of a limited class of shareholders, officers, and highly compensated employees) equals or exceeds three times the individual's "base amount" (annualized compensation over a five-year period), the individual is subject to a 20% excise tax on the excess of the "parachute payments" over the "base amount," and the Company is denied a deduction for such excess except to the extent it is established that the excess is reasonable compensation for services actually rendered. Payments to an individual outside the Plan also may be "parachute payments."

                             CERTAIN TRANSACTIONS

  Mr. Biegler is a Director and Executive Officer, and Messrs. Addy and Bridgewater are each Directors of ENSERCH. The Company and ENSERCH, including its affiliates, have in the past entered into significant arrangements with respect to their businesses and expect to do so in the future to the extent authorized by the Restated Articles of Incorporation of the Company.

  In the ordinary course of business, the Company engages in various transactions with ENSERCH companies. The Company is charged for direct costs incurred by ENSERCH companies including the general and administrative staff costs incurred by ENSERCH in performing accounting, treasury, internal audit, income tax planning and compliance, legal, information systems, human resources and other functions, but not including any of Mr. Biegler's compensation during 1995. Costs are determined on a basis that reasonably reflects the actual costs of services performed for the Company and may include allocations based on such factors as net capital employed, the number of employees or the percentage of time spent on projects or services. The Company believes that the method used is reasonable and approximates costs that would have been incurred if the Company had operated as an unaffiliated entity. ENSERCH charges for all indirect costs amounted to $2,725,000 in 1995.

  In 1995, the Company also had the following transactions with ENSERCH companies: sales of natural gas and gas liquids that aggregated $87,002,000; interest costs on borrowings of $3,389,000; interest income on notes receivable of $1,027,000; capital lease payments totaling $13,723,000; and allocated share of rental expenses incurred under noncancellable long-term leases of $6,468,000.

  In addition, the Company acquired the international gas and oil operations of ENSERCH in exchange for 1,240,000 shares of the Company's common stock valued at the actual net proceeds per share of $10.45 received by the Company in the September 1995 public offering and $2.6 million in cash and acquired the SACROC operations of ENSERCH for $1.65 million in cash. Both transactions were based on the value of the underlying properties as determined by independent petroleum engineers. ENSERCH's historical carrying value of the assets acquired and liabilities assumed has been recorded by the Company.

  The Company and ENSERCH have entered into a tax-sharing agreement with respect to the Company's share of the consolidated federal income tax liability of ENSERCH and its subsidiaries. Under the agreement, the Company and ENSERCH make payments between them generally calculated so that the amount of taxes to be paid by the Company with respect to any period will be determined as though the Company and its subsidiaries filed a separate consolidated federal income tax return. The agreement provides that ENSERCH is the sole and exclusive agent for the Company in any and all matters relating to the income tax liability of the Company and its subsidiaries, has sole and exclusive responsibility for the preparation and filing of consolidated federal income tax returns for the consolidated group, and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Company and its subsidiaries. Each member of any affiliated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of its affiliated group. Accordingly, each of the Company and its subsidiaries will have joint and several liability for the federal income tax liability of the ENSERCH affiliated group, including that attributable to ENSERCH.

                              SECTION 16 MATTERS

  Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company, and persons who own more than 10% of a registered class of the equity securities of the Company, to file reports of beneficial ownership and changes in beneficial ownership with the SEC and the New York Stock Exchange. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1995, its officers, directors and greater than 10% shareholders complied with all applicable filing requirements except for the following: One report covering two transactions was filed approximately 20 days late by Mr. Frederick Addy, a Director of the Company.

                             SHAREHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's proxy statement relating to the 1997 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than November 28, 1996. The date of the 1996 Annual Meeting of Shareholders will be May 13, 1997.

  The Company's Bylaws provide that in addition to any other applicable requirements, in order for a shareholder to properly bring business before the annual meeting or nominate a person for election to the Board, the shareholder must give timely written notice to the Corporate Secretary and provide certain specified information. Details regarding the procedural requirements for presenting a matter before a shareholders meeting are available upon written request to the Corporate Secretary.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other business before the meeting and has no reason to believe any will be presented to the meeting. If, however, any other business should be properly presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                              Michael G. Fortado
                                           Vice President and Corporate
                                                  Secretary

Dallas, Texas
March 29, 1996

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING CERTAIN OF THE EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO MICHAEL G. FORTADO, VICE PRESIDENT AND CORPORATE SECRETARY, ENSERCH EXPLORATION, INC., ENSERCH CENTER, 300 SOUTH ST. PAUL STREET, DALLAS, TEXAS 75201-5598.

PROXY                                                                      PROXY
                      [LOGO OF ENSERCH EXPLORATION, INC.]

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE CORPORATION FOR ANNUAL MEETING MAY 14, 1996

  The undersigned hereby appoints D. W. Biegler and F.S. Addy, or either of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Enserch Exploration, Inc., to be held at 301 South Harwood Street, Dallas, Texas, on Tuesday, May 14, 1996, at 2:00 p.m., and at any adjournments of said meeting, all the shares of Common Stock of said Corporation in the name of the undersigned or which the undersigned may be entitled to vote; hereby revoking any proxy or proxies heretofore given by the undersigned.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IT IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

                           ENSERCH EXPLORATION, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]


1. Election of Directors--Nominees:
   D. W. Biegler, F. S. Addy, B. A. Bridgewater, Jr., and G.J. Junco.

   FOR       WITHHELD       FOR ALL EXCEPT NOMINEE(S) LISTED BELOW:
   [_]         [_]            [_]

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2. In their discretion, upon such other matters as may properly come before the meeting.

                                             Dated: _____________________, 1996

                                   --------------------------------------------

                                   --------------------------------------------
                                             Signature of Shareholder(s)

                                   THIS PROXY MUST BE SIGNED EXACTLY AS NAME
                                   APPEARS HEREON. EXECUTORS, ADMINISTRATORS,
                                   TRUSTEES, ETC., SHOULD GIVE FULL TITLE AS
                                   SUCH. IF THE SIGNER IS A CORPORATION, PLEASE
                                   SIGN FULL CORPORATE NAME BY DULY AUTHORIZED
                                   OFFICER.